Exhibit 11
AmSurg Corp.
Earnings Per Share
For the Three and Nine Months Ended September 30, 2008 and 2007
The following is a reconciliation of the numerator and denominators of basic and diluted earnings per share (in thousands, except per share amounts):

	Three Months Ended September 30,			Nine Months Ended September 30,
			Per			Per
	Earnings	Shares	Share	Earnings	Shares	Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

2008:
Net earnings from continuing operations per common share (basic)	$12,583	31,719	$0.40	$36,650	31,499	$1.16
Effect of dilutive securities options	—	584		—	519

Net earnings from continuing operations per common share (diluted)	$12,583	32,303	$0.39	$36,650	32,018	$1.14

Net earnings per common share (basic)	$12,384	31,719	$0.39	$35,334	31,499	$1.12
Effect of dilutive securities options	—	584		—	519

Net earnings per common share (diluted)	$12,384	32,303	$0.38	$35,334	32,018	$1.10

2007:
Net earnings from continuing operations per common share (basic)	$10,372	30,778	$0.34	$30,399	30,455	$1.00
Effect of dilutive securities options	—	397		—	467

Net earnings from continuing operations per common share (diluted)	$10,372	31,175	$0.33	$30,399	30,922	$0.98

Net earnings per common share (basic)	$9,990	30,778	$0.32	$31,459	30,455	$1.03
Effect of dilutive securities options	—	397		—	467

Net earnings per common share (diluted)	$9,990	31,175	$0.32	$31,459	30,922	$1.02